Exhibit 99.1

FOR IMMEDIATE RELEASE

APRIL 14, 2014

Contact:	Jill McMillan, Director, Communications and Investor Relations
Phone: (214) 721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM TO HOST FIRST QUARTER

2014 EARNINGS CONFERENCE CALL ON MAY 7, 2014

DALLAS, APRIL 14, 2014 — EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) and EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) will hold a conference call to discuss first quarter 2014 financial results on Wednesday, May 7, 2014, at 9:00 a.m. Central time (10:00 a.m. Eastern time).

The dial-in number for the call is 1-888-713-4214. Callers outside the United States should dial 1-617-213-4866. The passcode is 65915062 for all callers. Participants are advised to dial in to the call at least 10 minutes prior to the call time to register. Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=PVPN3M7JT Pre-registrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection. Interested parties also can access the live webcast of the call on the Investors page of EnLink Midstream’s website at www.EnLink.com.

After the conference call, a replay can be accessed until August 5, 2014, by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay.  The passcode for all callers listening to the replay is 54684779. Interested parties also can visit the Investors page of EnLink Midstream’s website to listen to a replay of the call.

About EnLink Midstream

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett, Permian Basin, Cana- and Arkoma-Woodford, Eagle Ford, Haynesville, Gulf Coast, Utica and Marcellus Shales. Based in Dallas, Texas, EnLink Midstream has approximately 7,300 miles of gathering and transportation pipelines, 12 processing plants with 3.3 billion cubic feet per day of net processing capacity, six fractionators with 180,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells and an extensive crude oil trucking fleet.

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